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                                                                   Exhibit 10.15

                     --------------------------------------

                           SALE AND PURCHASE AGREEMENT

                     --------------------------------------


                          regarding the acquisition of


                            KACHELE-CAMA LATEX GMBH,
                               Industriepark Rhon,
                                Am Kreuzacker 9,
                                36124 Eichenzell

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                                                   Roll of Deeds of 2003 No. [ ]


                                   NEGOTIATED


                                ON JUNE 10, 2003


                                    AT BASEL


                        Before me, the undersigned notary

                                Dr. Thomas Gelzer
           whose official seat is in Aeschenvorstadt 4, CH-4010 Basel appeared today


1. Mr. Bruno Kachele, who declared that he is not acting in his own name and on his own behalf but as sole managaing director of WILHELM KACHELE GMBH, Jahnstr. 9, 73235 Weilheim/Teck, Germany,
                     - hereinafter referred to as "SELLER 1" -

2. Dr. Marcel Studer, who declared that he is not acting in his own name and on his own behalf but in his capacity as proxy on behalf of AGS ASSET AND GROWTH LTD., Douglas, Isle of Man, Channel Island on the basis of a power-of-attorney dated March 28, 2003, a copy of which is attached to this deed


                     - hereinafter referred to as "SELLER 2" -

                     - the parties 1. and 2. hereinafter individually or
                       collectively also referred to as "SELLER" or "SELLERS" -


and


3. Dr. Thomas Verhoeven, who declared that he is not acting in his own name and on his own behalf but in his capacity as proxy on behalf of

                                        2
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     a) NORTH SAFETY PRODUCTS HOLDING GMBH I. GR. Am Kreuzacker 9, 36124
     Eichenzell on the basis of a power-of-attorney dated April 30, 2003, a copy of which is attached to this deed


                     - hereinafter referred to as "PURCHASER" -


                     - Sellers and Purchaser hereinafter individually or collectively also referred to as "PARTY" or "PARTIES" -
     and

     b) NORTH SAFETY PRODUCTS INC. , 2211 York Road, Suite 215, Oak Brook, Illinois 60523, USA, on the basis of a power-of-attorney dated June 4, 2003, a copy of, which is attached to this deed


                     - hereinafter referred to as "GUARANTOR"


Mr. Bruno Kachele, Dr. Marcel Studer and Dr. Thomas Verhoeven identified themselves by their identity cards.

The persons appearing answered the question of the notary about a prior involvement (VORBEFASSUNG) within the meaning of Section 3 para. 1 sentence 1 no. 7 of the German Recording Act (BEURKUNDUNGSGESETZ) in the negative.

The acting notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to Section 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called "Vorbefassungsverbot" under the German Act of Notarization (Section 3 Sect. 1(7)). The acting notary stated that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. By approving the present Notarial Deed, the parties hereto shall confirm such statement of the acting notary.

The persons appearing declared as follows:

                                        3
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                                TABLE OF CONTENTS


RECITALS                                                                       7

1.   CURRENT STATUS OF KCL GROUP                                               9

2.   PURCHASE, SALE AND ASSIGNMENT OF THE KCL SHARES                          10

3.   PURCHASE PRICE/EARN OUT                                                  11

4.   PAYMENT OF FINAL PURCHASE PRICE/EARN OUT                                 12

5.   SIGNING DATE/EFFECTIVE DATE/CLOSING AND CLOSING DATE                     13

6.   WARRANTIES OF SELLERS                                                    18

7.   WARRANTIES OF PURCHASER                                                  29

8.   REMEDIES                                                                 30

9.   INTERIM MANAGEMENT/OTHER AGREEMENTS                                      33

10.  ANNOUNCEMENT/CONFIDENTIALITY AND CO-OPERATION                            39

11.  NON-COMPETE/NON-SOLICITATION                                             40

12.  NOTICES                                                                  41

13.  MISCELLANEOUS                                                            42

14.  LIST OF SCHEDULES                                                        45

                                        4
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                                          DEFINITIONS

2001 Accounts                     as defined in Section 6.1.5
2002 Accounts                     as defined in Section 6.1.5
Adjusted Net Working Capital      As defined in Section 9.7
Affiliates                        of any particular Person means any other
                                  Person controlling, controlled by or under
                                  common control with such particular Person,
                                  where "control" means the possession, directly
                                  or indirectly, of the power to direct the
                                  management and policies of a Person whether
                                  through the ownership of voting securities,
                                  contract or otherwise.
Agreement                         as defined in Recital (B)
Banking Days                      as defined in Section 13.6
Benefit Plans                     as defined in Section 6.1.19
Best Knowledge                    as defined in Section 6.3
Business                          as defined in Recital (A)
Cash                              as defined in Section 9.7
Closing                           as defined in Section 5.4
Closing Date                      as defined in Section 5.4
Closing Events                    as defined in Section 5.5
Companies                         as defined in Section 1.4
Contract                          as defined in Section 6.1.6.(c)
Default Interest Rate             as defined in Section 4.3
Disclosure Schedules              as defined in Section 6.2
Earn Out                          as defined in Section 3.3
Effective Date                    as defined in Section 5.1.2
Encumbrances                      as defined in Section 1.2
Environmental Laws                as defined in Section 6.1.22
Equity Interest                   as defined in Section 1.3
Escrow Agent                      as defined in Section 4.1
Expiration Date                   as defined in Section 5.6.1(c)
Final Purchase Price              as defined in Section 3.1
Governmental Authorities          as defined in Section 5.2.1(b)
Guarantor                         North Safety Products Inc.
Indebtedness                      as defined in Section 6.1.25
Intellectual Property Rights      as defined in Section 6.1.8
Interim Accounts                  as defined in Section 6.1.5
KCL                               as defined in Recital (A)
KCL Combined Financial            as defined in Section 6.1.5
Statements

                                        5
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
KCL Financial Statements          as defined in Section 6.1.5
KCL Group                         as defined in Section 1.4
KCL Group Shares                  as defined in Section 1.3
KCL's Auditor                     as defined in Section 6.1.5
KCL Shares                        as defined in Section 1.2
KCL Subsidiaries                  as defined in Section 1.3
KCL Subsidiary Financial          as defined in Section 6.1.5
Statements
Liability Cap                     as defined in Section 9.5.3
Losses                            as defined in Section 8.1
Management Service Agreement      as defined in Section 6.1.18
Material Adverse Effect           as defined in Section 5.2.1(e)
Material Agreements               as defined in Section 6.1.6

Party / Parties                   Sellers and Purchaser individually or
                                  collectively, as the case may be
Permits                           as defined in Section 6.1.10
Permitted Encumbrances            as defined in Section 6.1.17
Person                            means an individual, a partnership, a limited
                                  liability company a corporation, an
                                  association, a joint stock company, a trust, a
                                  joint venture, an unincorporated organization
                                  and a governmental entity or any department,
                                  agency or political subdivision thereof.
Purchase Price                    as defined in Section 3.1
Purchase Price Interest           as defined in Section 3.2
Purchaser                         North Safety Products Holding GmbH i. Gr., Am
                                  Kreuzacker 9, 36124 Eichenzell
Purchaser Claim                   as defined in Section 8.2
Purchaser's Account               as defined in Section 8.7
Real Property                     as defined in Section 6.1.17
Restricted Persons                as defined in Section 11.1
Sahara Gloves                     as defined in Section 3.3
Seller 1                          Wilhelm Kachele GmbH, Jahnstr. 9, 73235
                                  Weilheim/Teck, Germany
Seller 2                          AGS Asset and Growth Ltd., Douglas, Isle of
                                  Man, Channel Island
Sellers' Account                  as defined in Section 4.1
Significant Companies             as defined in Section 1.4
Signing Date                      as defined in Section 5.1.1
Target Amount                     as defined in Section 3.3
Tax Return                        means any return, declaration,
                                  report, claim for refund,

                                        6
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
                                  information return or other document filed or
                                  required to be filed in connection with the
                                  determination, assessment or collection of any
                                  Tax of any party or the administration of any
                                  laws, regulations or administrative
                                  requirements relating to any Tax.
Taxes                             as defined in Section 6.1.11
Termination Fee                   as defined in Section 5.6.2
Third Party Claim                 as defined in Section 8.6

                                        7
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The persons appearing take note of the reference deed, which is presented to them in the original dated June 6, 2003 (notarized deed Allg. Prot. Nr. .../2003 of Dr. Thomas Gelzer, notary public). The persons appearing explicitly approve all declarations made by ... with respect to the reference deed and its contents.

The notary has informed the persons appearing that the contents of the reference deed shall become binding upon the parties through conclusion of this agreement as a part of this agreement. The persons appearing waived their rights to have the reference deed read aloud and further waived their rights to have the reference deed appended hereto.

All reference to Schedules in the following "Share Sale and Purchase Agreement" refer to the respective Schedules of the reference deed.


Thereafter the persons appearing hereon declared:


                        SHARE SALE AND PURCHASE AGREEMENT


RECITALS

(A) WHEREAS, Sellers are the sole shareholders of Kachele-Cama Latex GmbH (hereinafter "KCL"). KCL and its respective subsidiaries develop, manufacture, market and sell protective gloves (hereinafter the "BUSINESS").

(B) WHEREAS, Sellers intend to sell and assign 100% of the shares in KCL to Purchaser upon the terms and conditions of this agreement including its schedules (hereinafter the "AGREEMENT").

(C) WHEREAS, Purchaser wishes to purchase 100% of the shares in KCL from Sellers upon the terms and conditions of this Agreement.


NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


1.  CURRENT STATUS OF KCL GROUP

1.1 KCL is a German limited liability company (GESELLSCHAFT MIT BESCHRANKTER HAFTUNG, GMBH), formed and validly existing under German law with its registered seat at Industriepark Rohn, Am Kreuzacker 9, 36124 Eichenzell, Germany. KCL is registered with the Commercial Register of the Local Court of Fulda under HRB 420.

                                        8
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1.2      The total share capital of KCL amounts to Euro 4,601,700.00 (in words:
         Euro four million six hundred and one thousand and seven hundred) and consists of the following individual shares:

         - one share in the nominal amount of EURO 2,300,850.00, owned by Seller 1 free and clear of all liens, encumbrances, security interests, pledges and restrictions on transfer (collectively, "ENCUMBRANCES"); and

         - one share in the nominal amount of EURO 2,300,850.00, owned by Seller 2 free and clear of all Encumbrances.

         (hereinafter collectively the "KCL SHARES").

1.3 KCL directly or indirectly holds participations and interests in the companies which are listed in SCHEDULE 1.3. Each such company is sometimes referred to herein individually as a "KCL SUBSIDIARY" and collectively as the "KCL SUBSIDIARIES". SCHEDULE 1.3 sets forth for each KCL Subsidiary (i) its name and jurisdiction of incorporation or formation, (ii) the nature of its corporate entity (e.g., whether such KCL Subsidiary is a corporation, limited liability company, limited partnership or a foreign equivalent thereof), (iii) the authorized share capital or other indicia of equity interest ownership ("EQUITY INTEREST") of such KCL Subsidiary and (iv) the number of issued and outstanding Equity Interests held by KCL, on the one hand, and all other holders, on the other hand. The issued and outstanding Equity Interests held by KCL as set forth in SCHEDULE 1.3 are herein referred to as the "KCL GROUP SHARES".

1.4 KCL and the KCL Subsidiaries are herein collectively referred to as the "COMPANIES" or the "KCL GROUP". KCL, KCL CZ s.r.o. and KCL-Guba Kft. are herein collectively referred to as the "SIGNIFICANT COMPANIES". The present corporate structure of the KCL Group is shown in SCHEDULE 1.4 attached hereto.

2.  PURCHASE, SALE AND ASSIGNMENT OF THE KCL SHARES

2.1 Sellers, upon the terms and subject to the conditions set forth in this Agreement, hereby agree to sell and transfer the KCL Shares to Purchaser, free and clear of all Encumbrances, and Purchaser, upon the terms and subject to the conditions set forth in this Agreement, hereby agrees to purchase from Sellers and accepts the transfer of the KCL Shares, free and clear of all Encumbrances.

2.2 In the event that the transactions contemplated by this Agreement are consummated, the beneficial title in the KCL Shares shall pass to Purchaser with economic effect as of the Effective Date as defined in
         Section 5.1.2. As of the Effective Date, all benefits and burdens of the KCL Shares including all profits attributable to them from the Effective Date shall accrue to Purchaser.

2.3 The transfer of legal and beneficial title and the assignment (DINGLICHER RECHTSUBERGANG) of the KCL Shares shall be subject to all of the Closing Events (as defined in Section 5.5 below) having taken place (or having been waived, to the extent

                                        9
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         possible under this Agreement) and conditional upon fulfillment or waiver of all of the Conditions of Closing (as defined in Section 5.2 below).

2.4 KCL has, by means of its own consent and by means of a unanimous resolution of its shareholders (each of which is attached hereto as SCHEDULE 2.4), granted its consent to the transfer of the KCL Shares contemplated herein according to Section 4 of the Articles of Association of KCL.

3.  PURCHASE PRICE/EARN OUT

3.1 In consideration of the sale of the KCL Shares to Purchaser, Purchaser shall pay to Sellers the FINAL PURCHASE PRICE and, if earned, the Earn Out under Section 3.3. The Final Purchase Price consists of (i) an amount in cash equal to EURO 16,250,000.00 (in words: Euro sixteen million and two hundred fifty thousand) (the "PURCHASE PRICE"), PLUS
         (ii) the Purchase Price Interest as defined in Section 3.2 below.

3.2 From July 1, 2003 through the Closing Date, the Purchase Price shall bear interest at a rate of 6 (six) percent per annum (the "PURCHASE PRICE INTEREST").

3.3 In addition to the payment of the Final Purchase Price as defined above, and as further consideration, the following "EARN OUT" scheme shall apply:

         In the event that the number of pairs of Sahara Gloves sold by KCL for any of the twelve-months ending December 31, 2003, December 31, 2004 or December 31, 2005, exceeds the Target Amount for such twelve-month period, Purchaser shall make a one-time payment to Sellers equal to EURO 250,000.00 for such period which payment shall be due and payable on March 1 of the calendar year following any such period; provided that (i) in the event that no payment is made pursuant to this Section
         3.3 for the 12-months ending December 31, 2003 and the number of pairs of Sahara Gloves sold by KCL for the 24-months ending December 31, 2004 exceeds 200% of the Target Amount, Purchaser shall (without duplication to any other provision of this Section 3.3) make a one-time payment to Sellers equal to EURO 500,000.00 for such 24-month period and (ii) in the event that no payment has been made pursuant to this Section 3.3 (including clause (i) of this proviso) and the number of pairs of Sahara Gloves sold by KCL for the 36-months ending December 31, 2005 exceeds 300% of the Target Amount, Purchaser shall (without duplication to any other provision of this Section 3.3) make a one-time payment to Sellers equal to EURO 750,000.00 for such 36-month period. When used herein, "TARGET AMOUNT" is 3,425,935 (which is the number of pairs of Sahara Gloves sold by KCL for the twelve-month period ended December 31, 2002). "SAHARA GLOVES" means the family of Sahara gloves that include only the products "Sahara" (articles 0100/0101/0102), "Monsun" (articles 0105/0106/0107) and "Taifun" (0151/0152/0157), which are marked with an asterisk on SCHEDULE 3.3.

                                       10
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4.  PAYMENT OF FINAL PURCHASE PRICE/EARN OUT

4.1 Subject to satisfaction or waiver of the conditions set forth herein, the Final Purchase Price shall be paid to Sellers at the Closing Date as defined in Section 5.4 below. Subject to satisfaction or waiver of the conditions set forth herein, EURO 3,750,000.00 of the Final Purchase Price shall be paid by Purchaser at the Closing Date to an account details of which are to be provided by Dr. Thomas Gelzer ("ESCROW AGENT") prior to the Closing Date and be held and distributed under the rules of the Escrow Agreement referred to under Section 5.5
         (a) (6) below. The remaining amount of the Final Purchase Price shall be paid by Purchaser free of costs and charges or withholdings of whatsoever nature, as a net amount and by wire transfer of immediately available funds to Sellers' Account as set forth in SCHEDULE 4.1.

4.2      The payment of any Earn Out amounts as set forth in detail in Section
         3.3 above shall, if and when due and payable, be made to Sellers' Account as specified in SCHEDULE 4.1.

4.3 The default interest rate (herein "DEFAULT INTEREST RATE") on any payment obligation to Sellers or Purchaser from time to time outstanding under this Agreement that has not been paid in accordance with its terms, for each day until repaid in full, shall be 5 percentage points p.a. above the 3-month Euro Interbank Offered Rate (EURIBOR) (or, if no longer applicable, the respective successor rate) computed on the basis of a 365 day year.

4.4 The Guarantor hereby unconditionally guarantees to the Sellers the fulfilment of the obligations of the Purchaser under this Agreement to pay the Final Purchase Price, the Earn Out and the Termination Fee, if and when the same shall become due and payable and, as the case may be, the payment of default interest; it being understood and agreed that Sellers may claim payment under this payment guarantee with respect to any such payment obligation only if such payment obligation has become due and payable and Purchaser has failed to satisfy such obligation within 30 days thereafter. For the period between the Signing Date and the registration of the Purchaser with the commercial register, Guarantor hereby guarantees to the Sellers the fulfillment of all obligations of the Purchaser under this Agreement subject to the terms and conditions set forth in this Agreement.

4.5 No managing director or shareholder of the Purchaser nor any Persons acting on behalf of Purchaser shall assume any liability under Section 11 para. 2 of the German Limited Liability Companies Act (GmbHG) and the related liability concepts of pre-incorporation debt assumption (VORBELASTUNGSHAFTUNG) and liabilities for differences in value of assets (DIFFERENZHAFTUNG); the liability (if any) of Purchaser is, between Purchaser and the Sellers, restricted by applying Section 13 para. 2 of the German Limited Liability Companies Act (GmbHG) to the parties of this Agreement.

                                       11
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5.  SIGNING DATE/EFFECTIVE DATE/CLOSING AND CLOSING DATE

5.1 Signing Date and Effective Date, and Closing Date shall each have the following meaning in this Agreement:

         5.1.1 "SIGNING DATE" shall be the day on which this Agreement has been duly notarized and executed by the Parties.

         5.1.2 "EFFECTIVE DATE" shall be December 31, 2002, 24:00 hours German time.

         5.1.3 "CLOSING DATE" shall be the date as defined in Section 5.4 below.

5.2      CONDITIONS OF CLOSING.

         5.2.1 CONDITIONS OF OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the prior satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived by Purchaser (in its sole and absolute discretion):

                 (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" or any other word or phrase deriving from or including "material" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement or, in the case of any representations and warranties that expressly related only to a date earlier than the Closing Date on and as of such earlier date (in either case, without taking into account any disclosures made by any Seller or KCL to Purchaser pursuant to Section
         9.2.5 hereof). Each of the Sellers, KCL and each of the other Companies will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement on and prior to the Closing Date.

                 (b) GOVERNMENTAL APPROVALS. All necessary consents or approvals by Governmental Authorities that are required for the consummation of the transactions contemplated hereby (including, without limitation, the valid transfer of the KCL Shares to Purchaser) will have been obtained, including, without limitation, all merger control approvals or clearances required under German and Rumanian law, in each case on terms satisfactory to Purchaser. For purposes of this Agreement, the term "GOVERNMENTAL AUTHORITIES" shall mean any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind.

                 (c) OTHER CONSENTS AND APPROVALS. The following will have been obtained, in each case on terms satisfactory to Purchaser: (i) all consents and approvals by third parties that are required for the valid transfer of the KCL Shares to Purchaser or that are otherwise required for the consummation of the transactions contemplated hereby

                                       12
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         or that are required in order to prevent a breach of or a default under or a termination or modification of or acceleration of any obligation under any material agreement to which any party or its affiliates is a party or to which any material portion of the property of any party is subject, including, without limitation, each of the consents and authorizations listed on SCHEDULE 6.1.1; and (ii) confirmation letters by each of KCL's third-party financing sources and lenders concerning the outstanding principal and interest balances of all third-party Indebtedness as of Closing.

                 (d) NO INJUNCTION. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Authority or other third party shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith; provided that Sellers shall use their commercially reasonable efforts to have such injunction or order vacated.

                 (e) NO MAC. Since January 1, 2003, no change shall have occurred which has had or could reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of KCL or any of the other Companies ("MATERIAL ADVERSE EFFECT").

                 (f) FINANCING. Purchaser shall have received all of the financing necessary for the consummation of the transactions contemplated hereby.

         Any condition specified in this Section 5.2.1 may be waived by Purchaser in its sole and absolute discretion; provided that no such waiver will be effective unless it is set forth in a writing executed by Purchaser.

         5.2.2 CONDITIONS OF OBLIGATIONS OF SELLERS. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the prior satisfaction of the following conditions on or prior to the Closing Date, any of which may be waived by any Seller (in its sole and absolute discretion):

                 (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of the Purchaser set forth in this Agreement will be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or any other word or phrase deriving from or including "material" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement or, in the case of any representations and warranties that expressly related only to a date earlier than the Closing Date on and as of such earlier date (in either case, without taking into account any disclosures made by Purchaser to Sellers pursuant to Section 9.3.1 hereof). Purchaser will have performed in all material respects all of the covenants and agreements required to be performed by Purchaser under this Agreement prior to the Closing Date.

                                       13
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                 (b) GOVERNMENTAL APPROVALS. All necessary consents or approvals by Governmental Authorities that are required for the consummation of the transactions contemplated hereby (including, without limitation, the valid transfer of the KCL Shares to Purchaser) will have been obtained, including, without limitation, all merger control approvals or clearances required under German and Rumanian law.

                 (c) NO INJUNCTION. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Authority or other third party shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith; provided that Purchaser shall use its commercially reasonable efforts to have such injunction or order vacated.

         Any condition specified in this Section 5.2.2 may be waived by Sellers in their sole and absolute discretion; provided that no such waiver will be effective unless it is set forth in a writing executed by Sellers.

5.3 COOPERATION. The Parties undertake to use all reasonable endeavors to render to each other all support and cooperation reasonably necessary to ensure that the conditions to Closing set forth in Section 5.2 are fulfilled as soon as possible after the Signing Date. In particular, though each Party remains responsible for preparing and making its own required filings, Sellers and Purchaser shall cooperate with one another in preparing and making the filings described in SCHEDULE 5.3 and in furnishing information required in connection therewith.

5.4 CLOSING DATE. The closing for the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall, unless another date or place is mutually agreed to in writing by Sellers and Purchaser, take place no later than six (6) Banking Days following the satisfaction or waiver of each of the conditions specified in Section
         5.2 hereof (the "CLOSING DATE") at the offices of Holters & Elsing, Frankfurt or such other place as may be mutually determined by the Parties.

5.5 CLOSING EVENTS. On the Closing Date, the following events ("CLOSING EVENTS") shall take place:

                 (a) DELIVERIES OF SELLERS. Sellers shall deliver to Purchaser, or cause KCL to deliver to Purchaser, as applicable, each of the following:

                       (1) a certificate from Sellers, in the form attached hereto as SCHEDULE 5.5(a)(1), dated the Closing Date and signed by each Seller, certifying that the conditions specified in Section 5.2.1 have been fully satisfied;

                       (2) certified copies of the following organizational documents of KCL as in effect as of the Closing: excerpt from the commercial register, Articles of Association;

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                       (3)   copies of all third party and governmental
         consents, approvals, filings, etc. required to be obtained and/or delivered on or prior to the Closing Date pursuant to Section 5.2.1;

                       (4) copies of resignation letters whereby all current members of the Advisory Board (BEIRAT) of KCL shall have resigned from their positions with immediate effect;

                       (5) an executed copy of a License Agreement in the form attached hereto as SCHEDULE 5.5(a)(5) regarding the granting of a license of the name "Kachele" as part of KCL's company name (which License Agreement shall be in full force as of the Closing);

                       (6) a notarized executed copy of the Escrow Agreement between Purchaser, Sellers and Dr. Thomas Gelzer (as Escrow Agent) in the form attached hereto as SCHEDULE 5.5(a)(6) (which Escrow Agreement shall be in full force as of the Closing); and

                       (7) execution of the Closing Protocol in the form attached as SCHEDULE 5.5(a)(7) hereto.

                 (b) DELIVERIES OF PURCHASER. Purchaser shall deliver to Sellers, or cause to be delivered to Sellers, each of the following:

                       (1) a certificate from Purchaser, in the form attached hereto as SCHEDULE 5.5(b)(1) dated the Closing Date and signed by Purchaser, certifying that the conditions specified in Section 5.2.2(a) have been fully satisfied;

                       (2) certified copies of all resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement;

                       (3) copies of all third party and governmental consents, approvals, filings, etc. required to be obtained and/or delivered on or prior to the Closing Date pursuant to Section 5.2.2;

                       (4)   payment of the Final Purchase Price pursuant to
         Section 4.1; and

                       (5) execution of the Closing Protocol in the form as attached as SCHEDULE 5.5(a)(7) hereto.

5.6      TERMINATION OF AGREEMENT.

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         5.6.1   TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

                 (a) By mutual written consent of Purchaser, on the one hand, and Sellers, on the other hand;

                 (b) By Purchaser, on the one hand, or Sellers, on the other hand, if any Governmental Authority shall have issued an order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 5.6.1(b) shall not be available to any Party that has failed to perform its obligations under the proviso contained in Sections 5.2.1(d) or 5.2.2(c);

                 (c) By Purchaser, on the one hand, or Sellers, on the other hand, if the transactions contemplated hereby shall not have been consummated on or before September 30, 2003 (the "EXPIRATION DATE"); provided that a Party will not be entitled to terminate this Agreement pursuant to this Section 5.6.1(c) if (i) that Party's breach of this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Expiration Date or (ii) that Party has failed to satisfy any condition set forth in Section 5.2 hereto that such Party was required to satisfy;

                 (d) By Purchaser if (i) there has been a material breach by any Seller of any of its representations, warranties or covenants contained in this Agreement, which breach is not cured within five (5) days after notice thereof is received by such breaching party (provided that neither Seller shall be entitled to any cure period for any breach of
         Section 9.4 (Exclusivity)) or (ii) events have occurred which have made it impossible to satisfy a condition precedent to the obligation of Purchaser to consummate the transactions contemplated hereby, unless Purchaser's breach of this Agreement has caused the condition to be unsatisfied; or

                 (e) By Sellers if (i) there has been a material breach by Purchaser of any of its representations, warranties or covenants contained in this Agreement, which breach is not cured within five (5) days after notice thereof is received by Purchaser or (ii) events have occurred which have made it impossible to satisfy a condition precedent to the obligation of Sellers to consummate the transactions contemplated hereby, unless any Sellers' breach of this Agreement has caused the condition to be unsatisfied or (iii) Closing has not occurred on or before July 15, 2003 although all Conditions of Obligations of Purchaser (Section 5.2.1) have been fulfilled with the exception of the Condition of Closing in Section 5.2.1(f) (Financing) and/or the Condition to Closing in Section 5.2.1(a) to the extent Purchaser asserts a breach of the covenant in Section 9.2.3.

         5.6.2 EFFECT OF TERMINATION. Except as set forth below, in the event of termination of this Agreement as provided in Section 5.6.1, notice thereof shall be promptly given by the terminating Party to the other Party and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser or any of its Affiliates or Sellers or any of their Affiliates except that (a) the provisions of Section 10.1 (Public Announcements) and Section 10.2 (Confidentiality) and this Section 5.6 shall remain in full force and effect, (b) if all of the conditions to Closing set forth in Section 5.2.2 above have been satisfied or waived and either of the Sellers intentionally fail to close the transactions contemplated hereby in accordance with Section 5.5, Sellers shall pay an indemnification of 10 percent of the Final Purchase Price (the "TERMINATION FEE") to Purchaser within five (5) days after such termination and (c) if all of the conditions to Closing set forth in
         Section 5.2.1 above have been satisfied or waived by Purchaser (including the condition to Closing set forth in Section 5.2.1(f) (Financing)) and Purchaser intentionally fails to close the transactions contemplated hereby in accordance with Section 5.5, Purchaser shall pay in the aggregate the Termination Fee to the Sellers within five (5) days after such termination. The above mentioned rules shall also apply in the event that this Agreement is terminated as a result of any breach of Section 9.4, in which case Sellers shall immediately pay to Purchaser, by wire transfer of immediately available funds, the Termination Fee.

6.   WARRANTIES OF SELLERS

6.1 Sellers, unless otherwise stated herein, jointly and severally warrant to Purchaser as an independent undertaking of warranty that the following information is true and correct as of the Signing Date and the Effective Date (it being agreed that, for the avoidance of doubt, any reference in this Section 6.1 to the term "Business" shall only include the business of the respective Company for which the respective warranty is given - i.e. in a warranty given with regard to KCL only, any reference therein to the term "Business" shall include the business of KCL only and any reference to the Business without limitation to (a) specific Company/Companies shall mean the Business as defined in Recital (A) of this Agreement):

         6.1.1 ENFORCEABILITY, NO CONFLICT. This Agreement constitutes legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with the terms hereunder. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their respective obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate and shareholder action with respect to each Seller. Each of the Companies has all requisite power and authority and all Permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Except for the cartel clearances required pursuant to Section 5.2.1(b) above, neither Sellers nor any of the Companies are required to give any notice to any person or obtain any consent or authorization of any Governmental Authority or any third party in connection with the execution and delivery of this Agreement other than those listed in
         SCHEDULE 6.1.1. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder will directly or indirectly (with or without notice or lapse of time) contravene, violate, cause a default under, cause (or give the right to any third party to cause) acceleration of performance or termination of, require the consent of or filing with, or require that any notice be delivered to any Governmental Authority or third party, pursuant to the terms of any governmental authorization, legal requirement, rule, Permit, regulation, order, constitutive or governing document or contract to which Sellers or any of the Companies are bound or subject. This Agreement has been duly authorized, executed and delivered by each Seller.

         6.1.2 KCL SHARES. Each Seller with regard to his shareholdings warrants that the KCL Shares (i) exist in the amounts set out in
         Section 1.2, (ii) are fully paid-up and have not been repaid and (iii) are owned beneficially and of record by Sellers, as set forth under
         Section 1.2, and will be assigned to Purchaser free and clear of any Encumbrances. The KCL Shares comprise 100% of the issued and outstanding share capital of KCL. Except for this Agreement, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, preemptive rights, conversion rights or other agreements or commitments providing for the issuance, disposition or acquisition of any share capital of KCL or any rights or interests exercisable therefore. No shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of KCL. KCL does not own treasury shares (EIGENE GESCHAFTSANTEILE) nor is any share capital of KCL redeemable within the meaning of Section 21 or Section 34 of the German GmbH Act. The statements made in Section 1.1 are true and correct in all respects.

         6.1.3 KCL SUBSIDIARIES. Each KCL Subsidiary is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. The KCL Group Shares (i) are fully paid-up and have not been repaid and (ii) are owned beneficially and of record by KCL free and clear of any Encumbrances, and in the amounts set forth on SCHEDULE
         1.3. Except as set forth in SCHEDULE 1.3, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, preemptive rights, conversion rights or other agreements or commitments providing for the issuance, disposition or acquisition of any of the KCL Group Shares or any rights or interests exercisable therefore. KCL is not party (directly or indirectly) to any voting trust, proxy or other agreement or understanding with respect to the voting of any KCL Group Shares. Except as set forth on SCHEDULE 1.3, KCL does not own or control and has not, within the last three years, owned or controlled, whether directly or indirectly, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other partnership, joint venture, trust, corporation, limited liability company or other entity or association. KCL has no obligation or liability of any kind or nature (whether fixed or contingent) (i) to make any payments into the capital of or otherwise provide any financing or monies to any of the KCL Subsidiaries or (ii) for any indebtedness, liability or other obligation of any KCL Subsidiary. The statements made in Section 1.3 are true and correct in all respects. SCHEDULE 6.1.3 sets forth each shareholder agreement, partnership agreement, joint venture agreement or similar agreement to which any member of the KCL Group is party.

         6.1.4 BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS. No bankruptcy or judicial composition proceedings concerning Sellers or the Companies have been applied for, and to Sellers' Best Knowledge (as defined in SECTION 6.3 below), no

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

         circumstances exist which would require the application for any bankruptcy or judicial composition proceedings and no circumstances exist pursuant to any applicable bankruptcy laws which could justify the nullification of this Agreement. To Sellers' Best Knowledge, no third party has instituted any insolvency proceedings against any member of the KCL Group. With regard to KCL, no illiquidity is threatened within the meaning of Section 18 of the German Insolvency Act.

         6.1.5 ACCOUNTS. KCL's financial statements as of December 31, 2001 (herein "2001 ACCOUNTS"), as of December 31, 2002 (herein "2002 ACCOUNTS"), and KCL's interim accounts as of March 31, 2003 (the "INTERIM ACCOUNTS") (2001 Accounts and 2002 Accounts collectively the "KCL FINANCIAL STATEMENTS") attached hereto as SCHEDULE 6.1.5 (a), have been prepared and adopted by KCL in good faith, and, in the case of the 2001 Accounts and the 2002 Accounts, reviewed and certified without qualifications by Siefert, Sattele & Partner GmbH, Wirtschaftsprufungsgesellschaft (herein "KCL'S AUDITOR"). The KCL Financial Statements have been prepared in accordance with the German Commercial Code (HGB), consistently applied, and in accordance with all further accounting requirements under German law (GRUNDSATZE ORDNUNGSGEMA(BETA)ER BUCHFUHRUNG), with the principles of continuity in accounting policies and in evaluation principles as well as on the basis of past practice with regard to the making of provisions, and are consistent with the books and records of KCL and fairly present in all material respects the financial position of KCL as of the periods then ended. The KCL Group's combined financial statements as of December 31, 2002 attached hereto as SCHEDULE 6.1.5 (b) (the "KCL COMBINED FINANCIAL STATEMENTS") have been prepared by KCL in good faith. All financial statements of the KCL Subsidiaries (true and correct copies of which are attached to SCHEDULE 6.1.5(b)), which served as a basis for the above-mentioned KCL Combined Financial Statements (collectively, the "KCL SUBSIDIARY FINANCIAL STATEMENTS") have been prepared in good faith and in compliance with applicable national GAAP respectively, are consistent with the books and records of the respective KCL Subsidiary and fairly present in all material respects the financial position of the respective KCL Subsidiary as of the period then ended.

         6.1.6   MATERIAL AGREEMENTS.

                 (a) As at the Signing Date, none of the Significant Companies is a party to, bound by or subject to: any Contract (excluding employment contracts with the exception of senior executive employees) which (i) involves payments of a total amount in excess of EURO 30,000.00 (in words: Euro thirty thousand) p.a. and which is not terminable on 90 days or less notice without cost or penalty or (ii) which restricts any member of the KCL Group from doing business in any jurisdiction except for the Contracts disclosed in SCHEDULE 6.1.6 (such Contracts disclosed in SCHEDULE 6.1.6 being collectively referred to as "MATERIAL AGREEMENTS"). Sellers have delivered to Purchaser true and correct copies of each Material Agreement required to be disclosed on
         SCHEDULE 6.1.6 and which are marked with an asterisk thereon.

                 (b) Except as disclosed on SCHEDULE 6.1.6: (i) no Material Agreement has been breached in any respect or canceled by any party thereto and neither Seller is aware of any basis for any anticipated breach by any other party to any Material Agreement; (ii) each of the Significant Companies has performed all of their obligations required to be performed by them under each of the Material Agreements and neither Seller, nor any of the Significant Companies, has received any claim, whether written or oral, that it has breached any of the terms or conditions of any Material Agreement;
         (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Material Agreement by any party thereto; and (iv) to the Best Knowledge of Sellers, no member of the KCL Group is party to any Contract which, individually or in the aggregate, could have or could reasonably be expected to have a Material Adverse Effect on the Business. Each Material Agreement is valid, binding and enforceable and is in full force and effect, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

                 (c) For purposes of this Agreement, "CONTRACT" means, with respect to any Person, any contract, license, agreement, commitment, purchase order, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to it or its properties or assets.

         6.1.7 COMPLIANCE. Except as disclosed in SCHEDULE 6.1.7, each Seller and each of the Companies is and has been in compliance with all laws, regulations, rules and ordinances of all Governmental Authorities applicable to the Business or any of the Companies. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by any Seller or any of the Companies or filed, commenced or threatened against any Seller or any of the Companies with respect to the Business or any of the Companies, alleging a violation of or liability or potential responsibility under any such law, regulation, rule or ordinance which has not heretofore been duly cured and for which there is no remaining liability.

         6.1.8 INTELLECTUAL PROPERTY. KCL owns, or lawfully uses under license, all such patents, utility models, design patents, patent applications, corporate names, internet domain names, trade marks, service marks copyrights and other intellectual property rights (whether registered or unregistered) necessary to carry on the Business of the KCL Group as presently conducted (herein collectively "INTELLECTUAL PROPERTY RIGHTS") and the use of such Intellectual Property Rights does not to the Best Knowledge of Sellers infringe upon any third party rights; a complete list of all registered and other material Intellectual Property Rights of KCL is attached hereto as
         SCHEDULE 6.1.8(a). The Intellectual Property Rights comprise all of the intellectual property rights necessary for the operation of the Business of the KCL Group as currently conducted. Except as disclosed in SCHEDULE 6.1.8 (b), the Intellectual Property Rights are not the subject of any pending or threatened proceedings for opposition, cancellation, revocation, misuse, infringement, misappropriation or rectification.

         6.1.9 INSURANCE. KCL maintains in full force and effect for its own benefit the policies of insurance covering losses (subject to deductibles or self-insurance to the

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

         extent set forth on SCHEDULE 6.1.9) until the Closing Date which are listed in SCHEDULE 6.1.9.

         6.1.10 PERMITS. Each of the Significant Companies is in possession of and in compliance with all material approvals, licenses and permits of Governmental Authorities necessary to operate the Business as it currently exists (herein the "PERMITS"). All such Permits concerning KCL are set forth on SCHEDULE 6.1.10. No loss or expiration of any Permit is pending or, to the Best Knowledge of Sellers, threatened, other than expiration in accordance with the terms thereof. All of the Permits shall remain in full force and effect immediately after the consummation of the transactions contemplated hereby.

         6.1.11 TAXES. All Tax Returns required to be filed by KCL or any other Significant Company on or before the Signing Date have been timely filed, all such Tax Returns have been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. Each Significant Company has paid all Taxes which have become due for payment prior to the Signing Date and, to the extent applicable, have made sufficient provisions for the payment of all Taxes of the Companies through the Closing Date. Without limiting the generality of the foregoing, all Taxes of each Significant Company for periods ending on or prior to the Effective Date (whether or not yet due for payment) have been paid or fully accrued as a liability on the face of the Balance Sheet contained in the 2002 Accounts. "TAXES" shall mean any and all taxes (ABGABEN) of any kind or nature, license and registration fees, social security contributions (SOZIALVERSICHERUNGSBEITRAGE), duties or withholdings of any nature whatsoever imposed by any Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon. There is no action, suit, taxing authority proceeding or audit now in progress, pending or threatened against any Significant Company with respect to any Tax relating to the Business. Each Significant Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third Person.

         6.1.12 PRODUCT LIABILITY. There are no product liability claims relating to products manufactured or sold by any Significant Company which are presently pending. In the last two years prior to the Effective Date, no product liability claims in an amount in excess of EURO 10,000.00 (in words: Euro ten thousand) in the individual case and EURO 30,000.00 (in words: Euro thirty thousand) in the aggregate have been raised against the Companies.

         6.1.13 LITIGATION. With regard to the Companies, there is no action, suit, investigation or proceeding pending against, or to the Best Knowledge of Sellers, as of the date hereof, threatened against or otherwise affecting any Company or the Business, before any court or arbitrator or other Governmental Authority except as disclosed in
         SCHEDULE 6.1.13.

         6.1.14 WORKS COUNCIL. There are no agreements with the works council, labor unions or similar organizations of any Significant Company except those disclosed in

         SCHEDULE 6.1.14. No Significant Company has experienced any work stoppage or slowdowns due to labor disagreements with respect to the Business nor is any pending or threatened. There is no grievance or arbitration proceeding pending ("EINIGUNGSSTELLE").

         6.1.15 EU SUBSIDIES. None of the Companies has received any subsidies not approved by EU. SCHEDULE 6.1.15 sets forth all subsidies received by KCL during the past three (3) years and the material terms thereof.

         6.1.16 ABSENCE OF FACTS OR EVENTS. Except as listed on SCHEDULE 6.1.16, since January 1, 2003, KCL has conducted the Business of the KCL Group only in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to the offering of special sales or incentive programs or the filling of distribution channels), has incurred no liabilities with respect to the Business other than in the ordinary course of business consistent with past practice and custom and there has not been:

                 (a) any occurrence, event, change, incident, action, failure to act or transaction which has had or could reasonably be expected to have a Material Adverse Effect;

                 (b) (i) any hiring of new employees of the Business whose annual compensation (including commissions and bonuses reasonably likely to be earned) exceeds EURO 50,000.00, (ii) any material amendment to any employment agreement, (iii) any increase in the compensation payable or to become payable by the Business to any of its employees, other than annual compensation increases made in the ordinary course of business consistent with past custom and practice,
         (iv) any material increase in or material modification of the coverage or benefits under any employee benefit or welfare plan affecting personnel of the Business, (v) any termination of employment of any employee of the Business whose annualized compensation (including commissions and bonuses) exceeds EURO 50,000.00 or (vi) any other material change in the employment terms for any employee of the Business;

                 (c) any sale, assignment, modification, transfer, release or waiver of any contractual rights, claims or other assets of the Business valued at more than EURO 100,000.00 individually or in the aggregate, other than (i) changes to contracts in the ordinary course of business consistent with past custom and practice or (ii) sales or transfers of inventory and products to unaffiliated third Persons on an arm's-length basis in the ordinary course of business consistent with past custom and practice;

                 (d) any Encumbrance placed on any of the assets or properties of the Business;

                 (e) any material adverse modification, termination of, or claims of any material breach under, any Contract;

                 (f) any transaction entered into or consummated by any Seller or any of the Companies with respect to the Business, except with unaffiliated third Persons on an arm's-length basis in the ordinary course of business consistent with past custom and practice;

                 (g) any direct or indirect dividend, distribution or other transfer (by whatever means or method) by any of the Companies to any Seller or any Affiliate of any Seller of any assets or property of the Business of any nature (including cash) or any redemption or repurchase, directly or indirectly, of any Equity Interests of any of the Companies;

                 (h) any direct or indirect dividend, distribution or other transfer (by whatever means or method) by any of the KCL Subsidiaries to KCL of any assets or property of any nature (including cash) or any redemption or repurchase, directly or indirectly, of any Equity Interests of any of the KCL Subsidiaries;

                 (i) any sale, assignment, transfer, abandonment or lapse of any Permit or any Intellectual Property Right or other intangible assets used by the Business, or disclosure of any material proprietary confidential information to any Person;

                 (j) any change in the conduct of cash management customs and practices (including, without limitation, any delay or postponement in the payment of accounts payable or other liabilities of the Business, any acceleration of the collection of accounts receivable of the Business, or maintenance of inventory levels) or any expenditures of cash (other than in the ordinary course of business in order to discharge trade payables);

                 (k) any loans or advances to, or guarantees for the benefit of, or entered into any transaction in excess of EURO 25,000.00 in the aggregate with any of the Companies or any Affiliate (including any KCL Subsidiary), shareholder, officer, director or employee of any of the Companies, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to officers, directors and employees for travel expenses incurred in the ordinary course of business;

                 (l) any issuance, sale or transfer of any notes, bonds or other debt securities, any Equity Interests, any securities convertible, exchangeable or exercisable into Equity Interests, or warrants, options or other rights to acquire any Equity Interests of any of the Companies;

                 (m) any increase of borrowing of any amount or any additional incurrence of Indebtedness in excess of EURO 100,000.00 in the aggregate in comparison to the level of Indebtedness of KCL existing as of the Effective Date (EURO 1,636,362.43) or any material change in the accounting methods of any of the Companies;

                 (n) any discharge or satisfaction of any Encumbrance on the assets or properties of the Business, any payment of any material obligation or liability (other than in the ordinary course of business consistent with past practice and custom) or any payment of Indebtedness;

                 (o) any payments or other transfers (or commitments to do so) of any assets (including, without limitation, cash or Equity Interests) or liabilities in connection with, or in contemplation of, the transactions contemplated by this Agreement;

                 (p) receipt of any notification that any material distributor, supplier or licensor will stop or decrease in any material respect the rate of business done with the Business;

                 (q) court-recorded or out-of-court settlement or compromise of any litigation related to the Business;

                 (r) any payment or commitment to make any payment of any costs, expenses or fees of any Seller, directly or indirectly, in connection with, or in contemplation of, this Agreement or the transactions contemplated hereby;

                 (s) any capital expenditures or commitments for capital expenditures involving more than (i) EURO 825,000.00 in the aggregate through the period ending June 30, 2003 or alternatively (ii) EURO 925,000 in the aggregate through the period ending July 31, 2003; or

                 (t) any investment in, loans or advances to or guarantees for the benefit of any person or entity (including any KCL Subsidiary).

         6.1.17  PROPERTIES; ASSETS.

                 (a) SCHEDULE 6.1.17 hereto accurately sets forth and describes in reasonable detail as of the date hereof all real property used by KCL, whether owned, leased or otherwise occupied and includes recent excerpt from the respective land register (the "REAL PROPERTY"). KCL has good title (EIGENTUM) to all owned Real Property, free and clear of all Encumbrances (other than Encumbrances registered with the respective land register on the Effective Date, Liens for Taxes not yet due and payable, purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements and other non-material Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of funds, collectively "PERMITTED ENCUMBRANCES"). Except as set forth on SCHEDULE 6.1.17, KCL has not leased or otherwise granted to any person or entity the right to use or occupy such owned Real Property or any portion thereof. KCL has a valid leasehold interest in each parcel of leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

                 (b) KCL owns, subject to retention of title in the ordinary course of business, good and marketable title (EIGENTUM) to, or a valid leasehold interest in, all of the personal and tangible personal property and assets of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the tangible personal property and assets are in good operating condition and repair, ordinary wear and tear not caused by neglect excepted, and are useable in the ordinary course of business.

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                 (c) At the Closing, the assets and properties of the
         Significant Companies, together with any rights, properties or interests to be made available to Purchaser and the Companies pursuant to this Agreement, will include all of those assets and property (real, personal, tangible and intangible) necessary to conduct the Business of the KCL Group as presently conducted and as presently proposed to be conducted, all of which will be free and clear of all Encumbrances (other than Permitted Encumbrances).

         6.1.18  EMPLOYEES.

                 (a) Each Significant Company has paid or made adequate provision to pay all wages and other compensation and all other amounts due and payable to any employee or former employee through and including the Closing Date.

                 (b) To the Best Knowledge of Sellers, no senior executive employee of KCL or any Significant Company has given notice of termination of his employment contract since October 1, 2002. Without limiting the generality of the foregoing, (i) neither party to that certain Management Service Agreement, dated December 3, 1994, by and between KCL and Mr. Volker Laitsch (the "MANAGEMENT SERVICE AGREEMENT") has provided the other with notice of its or his intent to terminate the Management Service Agreement and (ii) the term of the Management Service Agreement was automatically extended on December 31, 2002 for an additional term of four years, beginning January 1, 2003. Sellers and each Significant Company has complied, and is in compliance, with all applicable laws and all shop agreements (BETRIEBSVEREINBARUNGEN) with such Significant Company's works council and other similar bodies relating to the employment of labor, including provisions thereof relating to wages, hours, occupational safety, equal opportunity, collective bargaining and the payment of social security, unemployment and other Taxes. None of the Significant Companies is party to any contract which could require such Significant Company to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of any such Significant Company.

         6.1.19 EMPLOYEE BENEFITS. Except as set forth on SCHEDULE 6.1.19 attached hereto, no employee benefit plans, profit-sharing, deferred compensation, bonus, incentive, option, equity purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements or plans (collectively, "BENEFIT PLANS") are maintained or contributed to or required to be contributed to by KCL for the benefit of its employees (or former employees) and/or its beneficiaries. Sellers have delivered or made available to Purchaser true and complete copies of all documents pertaining to those items required to be disclosed on SCHEDULE 6.1.19. None of the Companies maintains, contributes to or has any liability with respect to any Benefit Plans with respect to their employees (or former employees) other than those disclosed on SCHEDULE 6.1.19. KCL has timely made all contributions required by law to be made to the Benefit Plans, and has timely filed all reports and other

                                       25
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         documents required to be filed with respect thereto. All Benefit Plans of KCL required by operation of law to be transferred to Purchaser as a result of the transactions contemplated hereby comply in form and operation with the applicable requirements of law.

         6.1.20 BROKERAGE. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or any Company.

         6.1.21 AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 6.1.21 attached hereto, no shareholder (including Sellers), director, officer, employee or Affiliate of any of the Companies (or any of the relatives or Affiliates of any of the foregoing) or relative of them within the meaning of Section 15 of the German General Tax Act (ABGABENORDNUNG) is (or has been during the last 12 months) a party to any understanding, contract or transaction with any of the Companies, or has (or had during the last 12 months) any interest in any property or assets used in or necessary to the Business, except for at-will employment arrangements.

         6.1.22  ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 6.1.22:

                 (a) Each Significant Company has complied in all material respects with and is currently in compliance in all material respects with all federal, state, provincial, local and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all contractual obligations, concerning public health and safety, worker health and safety, and pollution and protection of the environment ("ENVIRONMENTAL LAWS") and neither of the Sellers nor KCL nor any other Significant Company has received any oral or written notice, report or information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under applicable Environmental Laws which relate to any of the Companies or any of their respective properties or facilities.

                 (b) Each Significant Company has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all Permits, licenses and other authorizations that are required pursuant to any applicable Environmental Laws for the operation of the Business. All such Permits, licenses and other authorizations of KCL are contained in SCHEDULE 6.1.10.

                 (c) Sellers have furnished or provided access to Purchaser all environmental audits and reports relating to KCL's premises which are in its possession or under its reasonable control.

         6.1.23 WARRANTIES. No liability exists for replacement of the products sold or delivered by or on behalf of KCL or other damages in connection with such sales or deliveries made at any time prior to the Closing Date.

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         6.1.24  ABSENCE OF UNDISCLOSED LIABILITIES. KCL has not, or will not have as of the Closing, any obligation or liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date, other than: (i) liabilities and obligations set forth on face of the 2002 Accounts, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice and custom (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed (by both description and amount) on
         SCHEDULE 6.1.24.

         6.1.25 LONG-TERM LIABILITIES. The Companies are not subject to any long-term liabilities (i.e., liabilities with a term in excess of one year), except for the Indebtedness disclosed in SCHEDULE 6.1.25. The outstanding balances and general terms of all Indebtedness of the KCL Group are disclosed on SCHEDULE 6.1.25 hereto. For purposes of this Agreement, "INDEBTEDNESS" means, with duplication, (a) all obligations of any of the Companies for borrowed money (including, without limitation, any indebtedness of any kind owed by any of the Companies to any Seller or any Affiliates of any Seller (other than intercompany accounts among KCL and any of its wholly-owned subsidiaries or among such wholly-owned subsidiaries); (b) all capitalized lease obligations of any of the Companies; (c) all notes payable and extensions of credit of any of the Companies whether or not representing obligations for borrowed money; (d) any obligation of any of the Companies owed for all or any part of the deferred purchase price of property or services; (e) any unfunded employee welfare, benefit or pension liabilities of any of the Companies; (f) any obligations of any of the Companies to pay any additional compensation, severance, bonuses (including, without limitation, any retention or incentive bonuses) or other amounts as a result, in whole or in part, of the consummation of the transactions contemplated hereby, to any Person; and (g) all guarantees of any of the Companies in connection with any of the foregoing. Indebtedness of KCL at December 31, 2002 does not exceed EURO 1,636,362.43. None of the Companies is subject to any Indebtedness owed or owing to any Seller or any Affiliate of any Seller. KCL does not owe any Indebtedness to any non-wholly-owned KCL Subsidiary.

         6.1.26 CUSTOMER AND SUPPLIER SATISFACTION. No material supplier of the KCL Group has indicated that it may or shall stop, or decrease the rate of, supplying materials, products or services to any member of the KCL Group, and, to the Best Knowledge of Sellers, there is no fact, condition, situation or set of circumstances which could cause any such supplier to do any of the foregoing in the next two years. No material customer of the KCL Group has, as a consequence of dissatisfaction with the KCL products and/or services, indicated that it may or shall stop, or decrease the rate of, buying materials, products or services from any member of the KCL Group, and, to the Best Knowledge of Sellers, there is no fact, condition, situation or set of

                                       27
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         circumstances which could cause any such customer to do any of the foregoing in the next two years.

6.2 All Schedules referred to in this SECTION 6.1 are collectively referred to as "DISCLOSURE SCHEDULES".

6.3 For the purpose of this Agreement, "BEST KNOWLEDGE" of Sellers shall mean the actual knowledge of Sellers (which shall include the actual knowledge and awareness, after due inquiry, of the Advisory Board members of KCL and the Managing Director of KCL, Mr. Laitsch) in relation to the warranties of Sellers contained in this Agreement after using due inquiry that a reasonably prudent business person would use in similar circumstances.

6.4 Purchaser agrees to accept the KCL Shares and the Business without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except for representations and warranties set forth in this Agreement.

         Purchaser acknowledges that Sellers make particularly no representation or warranty with respect to:

         6.4.1 any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows including but not limited to (a) cash flows arising out of the results of any litigation or similar dispute or (b) future financial condition (or any component thereof) or the future business and operations of the Business;

         6.4.2 any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Business or its respective businesses or operations, except as set forth in this Agreement; or

         6.4.3 the results of any litigation or similar procedure, except as expressly set forth in this Agreement.

6.5 Section 442 of the German Civil Code (BGB) and Sections 377 and 378 of the German Commercial Code (HGB) do not apply directly nor by way of analogy nor by construction of this Agreement or the rights of Purchaser hereunder.

7.  WARRANTIES OF PURCHASER

         Purchaser warrants as an independent undertaking of warranty as of the Signing Date and the Closing Date that:

7.1 ENFORCEABILITY, NO CONFLICT. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this

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

         Agreement, which actions have been duly authorized and approved by all necessary corporate action of Purchaser. Except for the cartel clearances required pursuant to Section 5.2.1(b) above, Purchaser is not required to give any notice to any person or obtain any consent or authorization of any Governmental Authority in connection with the execution and delivery of this Agreement. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will directly or indirectly violate the certificate of incorporation or by-laws of Purchaser or any contract to which Purchaser is subject of or violate any applicable law, rule, regulation, judgment, injunction, order or decree.

7.2 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser, as of the date hereof, threatened against or affecting Purchaser before any court or arbitrator or governmental body, agency or official which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transaction contemplated hereunder.

7.3 PURCHASE FOR INVESTMENT. Purchaser is acquiring the KCL Shares and the Business for investment for Purchaser's own account, not as a nominee or agent, and not with a present view to the resale or distribution of any part of the KCL Shares or the Business, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Business within one year from the Effective Date, except transferring all or part of the KCL Shares and all or part of the Business to affiliated enterprises of Purchaser in the meaning of Section 15 German Stock Corporation Act.

8.  REMEDIES

8.1 NATURE OF REMEDIES. In the event of any breach or non-fulfillment by Sellers of any of the warranties, covenants or agreements contained in this Agreement (without taking into account any disclosures made by any Seller pursuant to Section 9.2.4 hereof), Sellers shall be liable for putting Purchaser, or, at the election of Purchaser, the Companies into the same position that it or they would have been in if the warranties, covenants or agreement contained in this Agreement had been correct or had not been breached (NATURALRESTITUTION). Purchaser has the right to set Sellers a period of no less than 30 days for putting Purchaser, or, at the election of Sellers, the Companies into the same position that it or they would have been in if the warranties, covenants or agreement contained in this Agreement had been correct or had not been breached (NATURALRESTITUTION). After the expiry of this period Sellers shall pay damages to Purchaser or the Companies (as determined above) in accordance with Sections 249 ET SEQ. of German Civil Code (BGB) for all losses, damages, liabilities, claim actions, deficiencies, costs, out-of-pocket expenses (including reasonable attorneys' fees or travel expenses) or Taxes suffered, sustained or incurred by Purchaser (collective, "LOSSES") as a result of or in connection with such breach or non-fulfillment. The right of third parties to make claims against the Sellers in accordance with generally applicable principles of German law of damages (DRITTSCHADENSLIQUIDATION; VERTRAG MIT SCHUTZWIRKUNG ZUGUNSTEN DRITTER), if any, remain unaffected. Sellers shall in no event be liable for any consequential damages

         (FOLGESCHADEN), lost profits (ENTGANGENER GEWINN), damages incidental (ANLA(BETA)LICH) to any breach or non-fulfillment of the warranties, covenants or agreements or any internal costs and expenses incurred by the Companies or Purchaser.

8.2 PROCEDURE. In the event of any breach or non-fulfillment by Sellers of any of the warranties, covenants or agreements contained in this Agreement, Purchaser will give Sellers notice of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, promptly after discovery of such breach or non-fulfillment (herein "PURCHASER CLAIM"); provided that the failure to so notify the Sellers shall not relieve Sellers of their obligations hereunder, except to the extent that such failure shall have actually materially prejudiced the Sellers. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, in connection with any investigation by Sellers and their accountants and their professional advisors with respect to any such Purchaser Claim, Purchaser shall cause its commercially reasonable efforts to cause the Companies to make available, at Sellers' cost and expense, those non-attorney-client-privileged portions of the books and records of the Companies relevant to such Purchaser Claim, subject to Sellers' and its accountants and advisors' agreement to comply with customary confidentiality restrictions. All other requests for information and access to the Companies' premises, personnel and documents shall be considered by Purchaser on a case-by-case basis; provided that Purchaser will not unreasonably withhold or delay such information and access.

8.3 ADJUSTMENTS. Sellers shall not be liable for, and Purchaser shall not be entitled to recover any Losses for any portion of any Purchaser Claim if and to the extent that:

         8.3.1 such matter has been expressly reserved for in the 2002 Accounts (e.g. by way of a provision (RUCKSTELLUNG), or depreciation (ABSCHREIBUNG), or exceptional depreciation (AU(BETA)ERPLANMA(BETA)IGE ABSCHREIBUNG), or depreciation to reflect lower market values (ABSCHREIBUNG AUF DEN NIEDRIGEREN BEIZULEGENDEN WERT)), but only to the extent of such reserve as set forth on SCHEDULE 8.3.1 hereto, which specifically sets forth all reserves set forth on the 2002 Accounts and the amount reserved therefore;

         8.3.2 such portion is actually recovered from a third Person or under an insurance policy in force on the Effective Date (net of any increase in insurance premium or cost to such third party);

         8.3.3 the payment or settlement of any item giving rise to such portion results in a Tax benefit to the Companies or Purchaser which is realized within two years of the date that the Purchaser Claim is made (but only to the extent of such Tax benefit);

         8.3.4 such portion results from or is increased by the passing of, or any change in, after the Effective Date, any law, statute, ordinance, rule, regulation, or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the Effective Date; or

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         8.3.5   such portion results from a failure of Purchaser or the
         Companies to mitigate damages to the extent required by Section 254 of the German Civil Code.

8.4 This Agreement does not affect the general principles under German law of damages that Sellers shall not be liable for any Purchaser Claim if and to the extent Purchaser has caused (VERURSACHT ODER MITVERURSACHT) the emergence of the damage (Section 254 German Civil Code) and that, when calculating the amount of the liability of Sellers under this Agreement, all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich).

8.5 MISCONDUCT. Claims based on deliberate misconduct (VORSATZLICHES HANDELN) are not limited by any of the provisions of this Agreement.

8.6      THIRD PARTY CLAIMS.

         8.6.1 If, after the Closing, the Companies or Purchaser are sued or threatened to be sued by a third party, including without limitation any Government Authorities, or if the Companies or Purchaser are subjected to any audit or examination by any Tax authority (herein "THIRD PARTY CLAIM"), which may give rise to a Purchaser Claim, Purchaser shall give Sellers prompt notice of such Third Party Claim; provided that the failure to so notify the Sellers shall not relieve Sellers of their obligations hereunder, unless, and only to the extent that, the failure to notify has materially negatively prejudiced the defense against the Third Party Claim. Subject to the satisfaction of the conditions set forth below, the Sellers shall have the right to assume and control the defense of such Third Party Claim or the litigation resulting therefrom by delivering written notice of such election to the Purchaser within thirty (30) days of receiving Notice of such Third Party Claim.

         8.6.2 If Sellers elect to assume the defense of such Third Party Claim or litigation resulting therefrom, they must first enter into an agreement with Purchaser (in form and substance reasonably satisfactory to Purchaser) pursuant to which Sellers agree, jointly and severally, to be, subject to the limitations of claims contained in Section 9.5, fully responsible to Purchaser for all Losses relating to such Third Party Claim. Notwithstanding the foregoing, Sellers shall not have the right to assume control of, or continue to control, such defense if the Third Party Claim (1) involves criminal or quasi-criminal allegations,
         (2) involves a claim with regard to which Purchaser believes in good faith Sellers failed or are failing to vigorously prosecute or defend,
         (3) involves potential Losses in excess of the amount equal to (a) the amount by which the Liability Cap exceeds the aggregate amount of Losses Purchaser has recovered from Sellers prior to such time (together with all Losses Purchaser is then seeking to recover from Sellers) MULTIPLIED BY (b) 1.5 or (4) involves a claim for non-monetary relief.

         8.6.3 In addition, Sellers shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement (except with the

                                       31
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         written consent of Purchaser not to be unreasonably withheld) which does not include as an unconditional term thereof the giving by claimant or plaintiff to Purchaser of a release from all liability in respect of such claim or litigation. Notwithstanding anything in this
         Section 8.6 to the contrary, Purchaser may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation to the extent such defense is assumed by Sellers.

         8.6.4 If Sellers shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from Purchaser or if Sellers are precluded from assuming any such defense by pursuant to the provisions of Section 8.6.2 hereof, Purchaser may defend against such claim or litigation in such manner as it reasonably deems appropriate and it may settle such claim or litigation on such terms as it may deem appropriate. Any such action by Purchaser shall not in any manner relieve Sellers of their obligations under this Section 8 (including, without limitation, reimbursement for the amount of any judgment or settlement rendered or entered into with respect to any such Third Party Claim and for all damages incurred by Purchaser in connection with the defense against or settlement of any such Third Party Claim if and to the extent the Third Party Claim gives rise to a Purchaser Claim).

8.7 PAYMENT. All payments owed by Sellers to Purchaser under this Agreement shall be paid by Sellers by wire transfer to the account number 11003649, kept with Sparkasse Fulda Bank, SWIFT Code HELADEFF, BIC Code HELADEF1FDS (BANKLEITZAHL 530 501 80) (herein "PURCHASER'S ACCOUNT") or such other account as may be designated by Purchaser in writing to Sellers within five (5) Banking Days after all or any portion of the Purchaser Claim has been determined or agreed to be due and owing.

8.8 OFFSET. Any Losses which Purchaser suffers, sustains or becomes subject to and with respect to which Purchaser is entitled to claim damages from any of the Sellers under this Agreement may, in the sole discretion of Purchaser, be satisfied (to the extent of such offset) by setting off all or any portion of such Losses against any amounts which Purchaser owes to any Seller at such time.

9.  INTERIM MANAGEMENT/OTHER AGREEMENTS

9.1 INTERIM MANAGEMENT. From the Signing Date until the Closing Date, Sellers shall cause the Companies to conduct their businesses in the ordinary course of business consistent with past practice and custom and shall cause the Companies to use their reasonable best efforts to preserve their ongoing business organizations and relationships with third parties.

         Without limiting the generality of the foregoing, for the period between the Signing Date and the Closing Date, Sellers shall ensure that the Companies will not without the consent of Purchaser:

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                 (i)    adopt or propose any change in their organizational
                        documents or bylaws;

                 (ii) merge or consolidate with any other person or acquire a material amount of assets from any other person or to split any Company;

                 (iii) sell or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business consistent with past practice;

                 (iv) permit any of its material assets to be subjected to any mortgage, pledge, lien, security interest, Encumbrance, restriction, or charge of any kind, except for those arising by court order or by operation of law or those already existing as at the Signing Date;

                 (v) grant any increase in wages, salaries, bonus or other remuneration of any senior managing officer;

                 (vi) enter into any material Contract or other transaction relating to the Business or materially modify, amend, cancel or terminate any Material Agreement;

                 (vii) take any action which, or omit to take any action the omission of which, would require disclosure under
                        Section 6.1.16;

                 (viii) reduce the KCL Group's existing insurance coverage; or

                 (ix) agree, whether or not in writing, to do any of the foregoing.

         In case of breaches of the Interim Management obligations of Sellers as set forth in this Section 9.1, Section 8 shall apply MUTATIS MUTANDI.

9.2 AFFIRMATIVE COVENANTS OF SELLERS. Between the date hereof and the Closing Date, except as otherwise expressly provided in this Agreement, Sellers will cause the Companies to:

         9.2.1 conduct its business and operations only in the usual and ordinary course of business in accordance with past custom and practice, including, without limitation, with respect to maintenance of working capital levels, collection of accounts receivable, payment of employee compensation, payment of accounts payable and cash management practices generally;

         9.2.2   keep in full force and effect its corporate existence;

         9.2.3 permit Purchaser and its employees, agents, financing sources, environmental consultants and accounting and legal representatives to have access, upon reasonable notice, to its books, records, key personnel, independent accountants, legal counsel,

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         property, facilities, equipment and lenders with respect to the
         Business or the operations of the Companies (it being understood that any access to information relating to customers or suppliers shall only be permitted if Purchaser has proven to Sellers by submittal of supporting documents that the condition of Closing in Section 5.2.1(f) is met or, alternatively, if Purchaser has waived this condition of Closing versus Sellers in writing); subject to compliance with applicable merger control laws;

         9.2.4 use commercially reasonable efforts to keep the Companies' business organization and material properties intact, including its present business operations and physical facilities and the Companies' present relationships with material lessors, licensors, suppliers, distributors and customers and others having material business relations with the Companies;

         9.2.5 promptly inform Purchaser in writing of any variances from the representations and warranties contained in this Agreement or any breach of any covenant hereunder by any Seller; and

         9.2.6 cooperate with Purchaser and use commercially reasonable efforts to cause the conditions to Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

9.3 AFFIRMATIVE COVENANTS OF PURCHASER. Between the date hereof and the Closing Date, except as otherwise expressly provided in this Agreement, Purchaser will:

         9.3.1 promptly inform Sellers in writing of any variances from the representations and warranties contained in this Agreement or any breach of any covenant hereunder by Purchaser of which Purchaser becomes aware; and

         9.3.2 cooperate with Sellers and use its commercially reasonable efforts to cause the conditions to Sellers obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

9.4      EXCLUSIVITY. From and after the date hereof until the first to occur of
         (i) the Closing or (ii) the termination of this Agreement pursuant to
         Section 5.6, each of the Sellers agrees, on behalf of itself and each of the Companies, that neither they nor any of their respective directors, officers, employees, equityholders, agents or representatives will discuss or pursue a possible sale, recapitalization or other disposition of any of the Companies or the Business, any securities or assets of the Companies or the Business (other than the sale of goods or product in the ordinary course of business) or any interest therein with any other Person or provide any information to any other Person in connection therewith. Each of the Sellers represents that, from and after the date hereof, neither it nor any of the Companies will, by pursuing the transactions contemplated hereby, violate the terms of any other contract or obligation to which it or any such Company is subject, and will promptly (but in any event within one Banking Day) inform Purchaser of and provide Purchaser with information regarding any other offers or expressions of interest for the KCL Group or any portion thereof. Each of the Sellers shall immediately cease and cause the Companies and their respective directors, officers, employees, equityholders, agents and representatives to immediately cease any and all existing activities, discussions or negotiations with any Persons (other than Purchaser or any of its representatives) conducted heretofore with respect to any sale, recapitalization or other disposition of the Companies or any interest therein, and shall use best efforts to cause any such Persons in possession of confidential information about the Companies that was furnished by or on behalf of the Sellers or any of the Companies to return or destroy all such information in the possession of any such Person.

9.5      LIMITATION OF CLAIMS

         9.5.1 All claims of Purchaser for breach of warranties arising under this Agreement or covenants which by their terms require performance prior to the Closing Date shall be time-barred (VERJAHREN) unless written notice of such claim is delivered to the Sellers according to
         Section 8.2 (i) within 18 months after the Closing Date. The 18 months' period provided for above does not apply to:

                  - all claims of Purchaser for Tax-related Losses, which shall be time-barred for each Tax upon expiration of the applicable statute of limitation;

                  - all claims of Purchaser in respect of Losses arising from a breach of Section 6.1.22 (Environmental Matters) which shall be time-barred on the 5th anniversary of the Effective Date;

                  - all claims of Purchaser in respect of Losses arising from a breach of Sections 6.1.1, 6.1.2 and 6.1.3 which shall be time-barred on the 8th anniversary of the Effective Date;

                  - all claims for breach of covenants that require performance after the Closing Date which shall be time-barred on the 5th anniversary of the Effective Date.

         9.5.2 The Parties hereto agree that so long as such written notice is given on or prior to the applicable survival date, such warranties shall continue to survive until such matter is resolved and the limitation period shall accordingly be tolled (GEHEMMT) provided, however, that Purchaser commences judicial proceedings within 60 days after the expiry of the relevant period set forth in Section 9.5.1 above.

         9.5.3 With respect to any claim for breaches of warranties under this Agreement, Sellers will not have any obligation to pay damages to Purchaser with regard to any Losses by reason of any such claim until the Purchaser has suffered Losses by reason of all such claims in excess of EURO 225,000.00 (in words: Euro two-hundred twenty-five thousand), which amount shall be fully recoverable by the Purchaser to the extent such Losses exceed such amount. Sellers will not be liable to Purchaser for any Losses resulting from any breach of any warranties of Sellers under this Agreement in an aggregate amount in excess of EURO 4,000,000.00 (herein "LIABILITY CAP"). The total liability of Sellers under this Agreement with respect to Losses arising from a breach of any warranty made specifically with respect to any KCL Subsidiary and/or Significant Company shall not exceed EURO 1,000,000.00. The limitations on indemnification recovery under this Section 9.5.3, however, do not apply to any claims based on the warranties given by Sellers with respect to any of the Companies under Sections 6.1.1, 6.1.2, 6.1.3 and 6.1.11.

         9.5.4 The Parties are in agreement that the remedies and claims which any Party may have for breach of obligations set forth in or in connection with this Agreement, are solely governed by this Agreement, and that the remedies provided for by this Agreement shall be the exclusive remedies available to the Parties. Apart from the rights of the Parties under this Agreement, (i) any right of Parties to withdraw from (RUCKTRITT) this Agreement or to require the winding up of the transaction contemplated hereunder, or to reduce the consideration to be paid (MINDERUNG), (ii) any claims for breach of pre-contractual obligations or ancillary obligations (SCHADENERSATZ WEGEN PFLICHTVERLETZUNG), and (iii) any other claims and remedies for Purchaser or Sellers under German law (except claims for willful deceit) (ARGLISTIGE TAUSCHUNG) are hereby expressly excluded and waived by the Parties.

         9.5.5 The Parties are fully aware of the discussion amongst German legal scholars caused by the enactment of Section 444 of the German Civil Code (BURGERLICHES GESETZBUCH; BGB) as amended with effect from January 1, 2002 focusing on the question whether the usual practice in share purchase and transfer agreements of the seller giving certain guarantees to the purchaser within certain limitations clearly defined in the agreement may be rendered impossible by Section 444 BGB (as amended) declaring any such limitations unenforceable. In that respect the Parties, having given this issue due consideration and having received legal advice from their respective legal advisors, wish to state the following: It is the common conviction of the Parties that the provisions of Section 444 BGB (as amended) do not apply to independent undertakings of warranty (as provided under Sections 6 and 7 and as opposed to guarantees regarding qualities or characteristics of the good purchased (BESCHAFFENHEITSGARANTIEN)). In light of this, the Parties wish to confirm to one another that (i) the warranties set forth in this Agreement with the contents described in more detail in Sections 6 and 7 neither constitute any guarantees regarding qualities or characteristics (BESCHAFFENHEITSGARANTIEN) within the meaning of Sections 443, 444 BGB nor covenants regarding qualities or characteristics (BESCHAFFENHEITSVEREINBARUNGEN) within the meaning of
         Section 434 para. 1 sentence 1 BGB, and (ii) the provisions contained in Sections 6, 7 and this Section 9.5 do not, and are not intended to, represent any exclusions (AUSSCHLUSSE) or limitations (BESCHRANKUNGEN) within the meaning of Section 444 BGB (as amended); rather the provisions contained in Sections 6, 7 and this Section 9.5 form an integral part of the warranties and, consequently, determine and constitute the contents (INHALT) of the independent undertakings of warranty set forth in this Agreement. For these reasons, the Parties conclude that Section 444 BGB (as amended) does not apply to the independent undertakings of warranty set forth in Sections 6, 7 and this Section 9.5, even to the extent any of the warranties relate to qualities or characteristics (BESCHAFFENHEIT) of the object of the sale contemplated by this Agreement. The Parties acknowledge that the interpretation contained in this Section 9.5 and the conclusions set out above are irrevocable and binding on them and any court of arbitration, state court, authority or any other natural or legal person whatsoever. Purchaser acknowledges that Sellers have only agreed to give the warranties in this Agreement on the contractual basis (GESCHAFTSGRUNDLAGE) of Section 444 BGB not being applicable to any such warranty, and Purchaser hereby confirms and subscribes to such understanding.

         9.5.6 TAX MATTERS. The KCL Group shall pay all Taxes with respect to any period ending on or prior to the Closing Date (it being understood and agreed that Sellers shall be responsible for causing the KCL Group to pay all such Taxes with respect to any period ending on or prior to the Effective Date and, post-Closing, Purchaser shall be responsible for causing the KCL Group to pay all such Taxes with respect to periods beginning after the Effective Date). Each of the Parties hereto shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this
         Section 9.5.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon another Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without the prior written consent (which shall not be unreasonably withheld or delayed) of Purchaser, neither Seller shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to KCL Group, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the Tax liability of the KCL Group, Purchaser or any Affiliate of Purchaser, with respect to any pre-Closing or post-Closing Tax period.

9.6 WAIVER, RELEASE AND DISCHARGE. Effective upon the Closing, each Seller (on behalf of itself and each of its Affiliates) hereby irrevocably waives, releases and discharges each of the Companies from any and all liabilities and obligations to such Seller or any of such Seller's Affiliates of any kind or nature whatsoever, whether in its capacity as Seller hereunder, as a shareholder of KCL or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise, and neither Seller nor any of their respective Affiliates shall seek to recover any amounts in connection therewith or thereunder from any of the Companies. Each Seller (on behalf of itself and each of its Affiliates) hereby acknowledges that it and its Affiliates will have no claims or rights to contribution or indemnity from any of the

         Companies with respect to any amounts paid by any of them pursuant to this Agreement.

9.7 CLOSING DATE INDEBTEDNESS AND CLOSING DATE NET WORKING CAPITAL. Sellers covenant and agree that they will deliver KCL to Purchaser on the Closing Date with an aggregate amount of Indebtedness (as defined in Section 6.1.25) of not more than EURO 1,736,362.43 (in words: one million seven hundred thirty-six thousand three hundred sixty-two and forty-three one hundredths). Sellers further covenant and agree that they will deliver KCL to Purchaser on the Closing Date with Adjusted Net Working Capital of not less than EURO 3,678,000.00 (in words: three million six hundred seventy-eight thousand). "ADJUSTED NET WORKING CAPITAL" means (i) the current assets (including Cash but excluding any goodwill or other intangible assets) of KCL, minus (ii) the sum of (a) the current liabilities of KCL and (b) the Indebtedness of KCL, in each case as of the close of business on the Closing Date and as determined in accordance with generally accepted German accounting principles, consistently applied, with the principles of continuity in accounting policies and in evaluation principles as well as on the basis of past practice with regard to the making of provisions. "CASH" means cash on hand, deposits held without limitation or restriction by financial institutions and short-term, highly liquid investments that are immediately convertible into cash without loss or cost, net of any bank overdrafts or similar items. For purposes of compliance with this
         Section 9.7, Cash spent for fixed asset investments as part of KCL's capital expenditures budget 2003 up to a maximum of EURO 500,000.00 in the aggregate shall also be accounted for as Cash.
         SCHEDULE 9.7 sets forth a model calculation of Adjusted Net Working Capital for the year-ended December 31, 2002. In the event of any inconsistency between Schedule 9.7 and this Section 9.7, the principles laid down in this Agreement shall prevail. Any payment made by Sellers as a consequence of a breach of Sentence 1 of this Section 9.7, as the case may be, shall reduce the amount of Indebtedness for purposes of calculating the Adjusted Net Working Capital in terms of this Section 9.7.

10. ANNOUNCEMENT/CONFIDENTIALITY AND CO-OPERATION

10.1 ANNOUNCEMENT. Each of the Parties undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless required by applicable law and unless the other Party hereto has given its consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable laws the Party being concerned shall not disclose any such information without prior consultation with the other Party. After the Closing Date, Sellers and Purchaser shall make an announcement of the transaction contemplated herein, the wording of which shall be agreed amongst the Parties beforehand. Notwithstanding anything to the contrary set forth in this Section 10.1, Sellers and Purchaser shall keep confidential the terms of this Agreement unless the respective Party is obligated to disclose any details hereof under applicable law. In such event the disclosing Party shall inform the other Parties thereof without undue delay and in such case, the provisions of the last sentence of Section
         10.2 shall apply, mutatis mutandis, to this Section 10.1.

10.2 CONFIDENTIALITY. After the Closing, each Seller shall, and shall cause each of its Affiliates to, continue to maintain the confidentiality of all information, documents and materials relating to the Business, the KCL Group or Purchaser, including all such materials which remain in the possession of Seller after the Closing, except to the extent disclosure of any such information is required in the opinion of such Seller's outside counsel by law or authorized by Purchaser or reasonably occurs in connection with disputes over the terms of this Agreement. After the Closing, Purchaser shall, and shall cause the KCL Group to, maintain the confidentiality of all information, documents and materials relating to the Sellers (other than that relating to the KCL Group or any relationship between the KCL Group and any of their shareholders) which Purchaser has obtained in connection with this Agreement and with the transactions contemplated herein, except to the extent disclosure of any such information is required by law in the opinion of Purchaser's outside counsel or authorized by any such Seller, as the case may be, or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this
         Section 10.2 the disclosing Party will (a) provide the other Parties with prompt notice before such disclosure in order that any Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the other party in attempting to obtain such order or assurance.

10.3 COOPERATION. Upon and after the Signing Date, the Parties shall use all reasonable endeavors to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be reasonably necessary to implement the transfer of the KCL Shares to Purchaser and to put control of the Companies in the hands of Purchaser in accordance with the terms and conditions set forth in this Agreement.

11. NON-COMPETE/NON-SOLICITATION

11.1 Each of the Sellers undertakes (on behalf of itself and each of its Affiliates (collectively, "RESTRICTED PERSONS")), for the benefit of Purchaser and for a duration of three (3) years from the Closing Date, not to compete anywhere in the world directly or indirectly for itself or any other Person against the KCL Group by the development, manufacture, marketing or sale of protective gloves, nor to directly or indirectly acquire or maintain an interest in any business which is in competition with any of the existing business operations of the KCL Group. This non-compete undertaking also encompasses the rendering of advisory or management services to any enterprise competitive with the Business of the Companies.

11.2 Each of the Sellers undertake to cause each Restricted Person not to solicit or endeavour to entice away any current or future employee or senior executive (LEITENDER ANGESTELLTER) of the KCL Group (or any person who was an employee of the

         KCL Group at any time during the six-month period immediately preceding the Closing Date) for a period of three (3) years from the Closing Date.

11.3 If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

11.4 Each Seller recognizes and affirms that in the event of breach of any of the provisions of this Section 11 by any Restricted Person, money damages would not in any case be adequate and Purchaser and the KCL Group would not have an adequate remedy at law. Accordingly, each Seller agrees (on behalf of itself and each of the other Restricted Persons) that each of Purchaser and any member of the KCL Group shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the Restricted Persons' obligations under this Section 11 not only by an action or actions for damages, but also by an action or actions for specific performance and/or injunctive relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this
         Section 11 (including, without limitation, the extension of the three
         (3) year non-compete and non-solicitation period by a period equal to
         (i) the length of the violation of this Section 11 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any Seller or any other Restricted Person of any of the provisions of this Section 11, the running of such Non-Competition Period (but not of the Restricted Persons' obligations under this Section 11) shall be tolled with respect to each Restricted Person during the continuance of any actual breach or violation.

12. NOTICES

         All notices and other communications to be given or delivered to any Party under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy, to the addresses and/or telecopy number indicated below (unless another address is so specified in writing):

         If to Sellers:

         1.      Wilhelm Kachele GmbH
                 Jahnstra(beta)e 9
                 D-73235 Weilheim/Teck
                 for the attention of Mr. Bruno Kachele

         and

         2.      TREUCO Treuhand Gesellschaft
                 Claridenstra(beta)e 25
                 post-office box 562
                 CH-8027 Zurich
                 for the attention of Dr. Marcel Studer


         with copies to:

         Holters & Elsing
         Freiherr-vom-Stein-Str. 24-26
         60323 Frankfurt am Main, Germany
         Fax: +49 69 - 71 58 85 88


         If to Purchaser:


         c/o Norcross Safety Products L.L.C.
         2211 York Road, Suite 215
         Oak Brook, IL 60523
         Attn:  Robert A. Peterson


         with a copy to:

         Kirkland & Ellis
         200 E. Randolph Dr.
         Chicago, IL 60601
         Attn:  William S. Kirsch, P.C.
                Jeffrey Seifman


13. MISCELLANEOUS

13.1 EXPENSES; FEES. All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective costs, fees and charges. Except as set forth below, each of Purchaser, on the one-hand, and the Sellers on the other hand, shall be responsible for, as and when due of all transfer, documentary, sales, use, stamp, notary, registration, conveyance, or similar transfer Taxes arising out of the sale of the KCL Shares or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby excluding land transfer Taxes and all official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement) and all charges for or in connection with the recording of any document or instrument contemplated hereby. Notwithstanding anything to the contrary set forth herein, Purchaser shall be fully responsible for 100% of all land transfer Taxes and related fees and costs arising in connection with or as a result of the transactions contemplated hereby and for 100% of all official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement.

13.2 ENTIRE AGREEMENT. All Schedules (including, in particular, the Disclosure Schedules) to this Agreement constitute an integral part of this Agreement. This Agreement and the Schedules referred to under this
         Section 13.2 above comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations.

13.3 AMENDMENT AND WAIVER. Changes or amendments to this Agreement (including this Section 13.3) must be made in writing by the Parties or in any other more restrictive legally required form, if so required. No waiver of any provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

13.4 ASSIGNMENT. No Party shall be entitled to assign any rights, claims or obligations under this Agreement without the written consent of the other Parties; provided that Purchaser shall be entitled to assign any of its rights, claims and/or obligations under this Agreement to its lenders as collateral security, to any Affiliate or to any purchaser of all or any portion of Purchaser or its Affiliates.

13.5 INTEREST. Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

13.6 BANKING DAYS. "BANKING DAYS" (BANKARBEITSTAGE) (excluding, for the avoidance of doubt, Saturdays) shall be those prevailing in Frankfurt am Main and Chicago, Illinois.

13.7 BENEFICIARIES. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

13.8 HEADINGS. In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Where a German term has been inserted in quotation marks and/or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term in this Agreement.

13.9 SET-OFF. No Party, except as provided otherwise herein, shall be entitled (i) to set-off (AUFRECHNEN) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (ZURUCKBEHALTUNGSRECHT) unless the rights or claims of the relevant Party claiming a right of set-off (AUFRECHNUNG) or retention (ZURUCKBEHALTUNG) have been acknowledged (ANERKANNT) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (GERICHT) or arbitration court (SCHIEDSGERICHT).

13.10 CURRENCY CONVERSION. Except as set forth otherwise in this Agreement, any currency conversions shall be determined on the basis of the exchange rates prevailing on the day on which the respective payments become due and payable as published in the FRANKFURTER ALLGEMEINE ZEITUNG under the "Cross Rates" section on such date, or, absent any quotes on such date, the closest date thereafter, unless stated otherwise in this Agreement.

13.11 GOVERNING LAW. This Agreement shall be governed by and be construed in accordance with German substantive law (DEUTSCHES MATERIELLES RECHT).

13.12 ARBITRATION. All disputes arising in connection with this Agreement shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt/Germany. If the amount in dispute does not exceed EURO 750,000 which shall be exclusively determined by DIS, the arbitral court shall consist of one arbitrator who must be qualified to act as judge in Germany (BEFAHIGUNG ZUM RICHTERAMT). If the amount of a complaint is increased by the respective plaintiff, thereby exceeding an amount in dispute of EURO 750,000, or if the defendant raises counter-claims by way of set-off or counter-suit, thereby exceeding an amount in dispute of EURO 750,000 before the first oral hearing in front of the single arbitrator took place, the arbitration court shall consist of three (3) arbitrators and the single arbitrator appointed shall serve as chairman. In all other cases the abitral court shall consist of three (3) arbitrators of which the chairman must be qualified to act as judge in Germany (BEFAHIGUNG ZUM RICHTERAMT). Each party shall nominate one arbitrator. The third arbitrator, who will act as chairman of the arbitral court, shall be appointed by the parties within three weeks after the appointment of the last of the two arbitrators appointed by the parties. After expiry of this period without a chairman having been jointly appointed by the parties, the two arbitrators appointed by the parties shall appoint a chairman within further three weeks. In case this does not happen, each party is authorized to apply to the DIS to appoint the chairman. The arbitration language shall be English.

13.13 SEVERABILITY. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (VERTRAGSLUCKEN).

                              14. LIST OF SCHEDULES

Schedule 1.3           Foreign KCL Subsidiaries                  Reference Deed
Schedule 1.4           Present Corporate Structure of the KCL    Reference Deed
                       Group
Schedule 2.4           Shareholders' Resolution
Schedule 3.3           Family of Gloves                          Reference Deed
Schedule 4.1           Sellers' Account                          Reference Deed
Schedule 5.3           Anti-Trust Filings                        Reference Deed
Schedule 5.5 (a)(1)    Form of Sellers' Certificate              Reference Deed
Schedule 5.5 (a)(5)    Form of License Agreement                 Reference Deed
Schedule 5.5 (a)(6)    Form of Escrow Agreement                  Reference Deed
Schedule 5.5 (a)(7)    Form of Closing Protocol                  Reference Deed
Schedule 5.5 (b)(1)    Form of Purchaser's Certificate           Reference Deed
Schedule 6.1.1         Consent Requirements                      Reference Deed
Schedule 6.1.3         Shareholder Agreements and similar        Reference Deed
                       agreements
Schedule 6.1.5(a)      KCL Financial Statements                  Reference Deed
Schedule 6.1.5(b)      Combined Financial Statements             Reference Deed
Schedule 6.1.6         Material Agreements                       Reference Deed
Schedule 6.1.7         Compliance with Laws                      Reference Deed
Schedule 6.1.8(a)      Intellectual Property Rights              Reference Deed
Schedule 6.1.8(b)      Intellectual Property Proceedings         Reference Deed
Schedule 6.1.9         List of Insurances                        Reference Deed
Schedule 6.1.10        List of Permits                           Reference Deed
Schedule 6.1.13        List of Litigation                        Reference Deed
Schedule 6.1.14        List of Agreements Works Council          Reference Deed
Schedule 6.1.15        Subsidies                                 Reference Deed
Schedule 6.1.16        Absence of Facts or Events                Reference Deed
Schedule 6.1.17        Real Property/Permitted Encumbrances      Reference Deed
Schedule 6.1.19        List of Benefit Plans                     Reference Deed
Schedule 6.1.21        Affiliate Transactions                    Reference Deed
Schedule 6.1.22        Environmental Matters                     Reference Deed

Schedule 6.1.24        Undisclosed Liabilities                   Reference Deed
Schedule 6.1.25        Long Term Liabilities                     Reference Deed
Schedule 8.3.1         Reserves in the 2002 Accounts             Reference Deed
Schedule 9.7           Calculation of Adjusted Net Working       Reference Deed
                       Capital

IN WITNESS WHEREOF this Deed including Schedule 2.4 hereto has been read aloud to the persons appeared and this Notarial Deed including the Schedules hereto was confirmed and approved by the persons appeared. The persons appeared then signed this Deed. All this was done on the day here below written in the presence of me, the Notary Public, who also signed this Deed and affixed my official seal.

           Basel, this 10th day of June 2003 (two thousand and three)



[Seal]                                                          /s/ [ILLEGIBLE]
                                                                /s/ [ILLEGIBLE]
                                                                /s/ [ILLEGIBLE]
                                                                /s/ [ILLEGIBLE]

Allg. prot. nr. 57/2003